Exhibit 2(k)(3)


                                CREDIT AGREEMENT

      CREDIT AGREEMENT, dated as of October 31, 1993, by and between THE HIGH YIELD PLUS FUND, INC , a management investment company with its principal office at One Seaport Plaza, New York, New York 10292 (hereinafter referred to as the "Borrower"), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110 (the "Bank").

      WHEREAS, the Borrower is authorized to borrow money to leverage its investment portfolio, and desires to enter into this Agreement so that it may borrow funds from the Bank from to time for such purpose; and

      WHERAS, the Bank is willing to advance funds to the Borrower from time to time on the terms and subject to the conditions set forth below;

      NOW, THREFORE, in consideration of the mutual promises and agreements of the parties set forth herein, the parties hereto agree as follows:

      Section 1.  DEFINITIONS; INTERPREATION.

      Section 1.1 DEFINITIONS. As used herein, the following terms shall have meanings assigned to them below:

      ADJUSTED EURODOLLAR RATE. Applicable to any Interest Period, shall mean a rate per annum determined pursuant to Section i. DEAINITIONS; INTERPRETATION.

      Section 1.1. DEFINITIONS. As used herein, the following terms shall have meanings assigned to them below:

      ADJUSTED EURODOLLAR Rate. Applicable to any Interest Period, shall mean a rate per annum determined pursuant to the following formula:

                        AER     =   [      IOR     ]*
                                    [   1.00 - RP  ]

                        AER     =   Adjusted Eurodollar Rate
                        IOR     =   Interbank Offered Rate
                        RP      =   Reserve Percentage

      *The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1%.

Where:

      "Interbank Offered Rate" applicable to any Eurodollar Loan for any Interest Period means the rate of interest determined by the Bank to be the prevailing rate per annum at which deposits in U.S. dollars are offered to the Bank by first-class banks in the Interbank Eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston time) two business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

            "Reserve Percentage" applicable to any Interest Period means the rate (expressed as a decimal) applicable to the Bank during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Bank with respect to "Eurocurrency liabilities" as that term is defined udner such regulations.

The adjusted Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

      AFFECTED LOANS.  See Section 2.10(a).

      AFFILIATED PERSON. As defined in the 1940 Act and the rules and regulations promulgated thereunder.

      AGREEMENT. This Credit Agreement as originally executed, or if amended or supplemented from time to time, as so amended or supplemented. References to the Agreement shall mean and include references to each of the Exhibits and Schedules hereto.

      BANK.  As defined in the preamble hereof.

      BASE RATE. The greater of (i) the annual rate of interest announced from time to time by the Bank at its Head Office as its "Base Rate", and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%).

      BASE RATE LOAN.  A Loan that bears interest at the Base Rate.

      BORROWER.  As defined in the preamble hereof.

      BORROWING DATE. The date on which any Loan is made or is to be made hereunder.

      BUSINESS DAY. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts or New York, New York are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in


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

clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

      COMMITMENT AMOUNT. The maximum amount of the Bank's commitment make Loans to the Borrower, which initially shall be $30,000,000, as the same may be reduced from time to time pursuant to Section 2.4 hereof or terminate pursuant to Section 2.4 or Section 6.1 hereof.

      COMMITMENT EXPIRY DATE.  As defined in Section 2.4(d) hereof.

      COMMITMENT FEE.  As defined in Section 2.6 hereof.

      CUSTODIAN. The entity that acts as the Borrower's custodian for purposes of Section 17(f) of the 1940 Act.

      DEFAULT.  As defined in Section 6.1 hereof.

      EURODOLLAR LOAN. Any Loan bearing interest at a rate determined with reference to the Adjusted Eurodollar Rate.

      EVENT OF DEFAULT.  As defined in Section 6.1 hereof.

FEDERAL FUNDS EFFECTIVE RATE. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal Funds brokers of recognized standing selected by the Bank.

      HEAD OFFICE. The head office of the Bank, which at present is located at 100 Federal Street, Boston, Massachusetts 02110.

      INTEREST PERIOD.

      (a) With respect to each Eurodollar Loan, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Loan and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Loan Request delivered pursuant to Section 2.2(a), or continuation notice delivered pursuant to Section 2.7(b); and

      (b) With respect to each Money Market Loan, the period commencing on the date of the making of such Money Market Loan and ending one to 180 days thereafter, as the Borrower may elect in the applicable Loan Request delivered pursuant to Section 2.2(a), or continuation notice delivered pursuant to Section 2.7(b);

PROVIDED that



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

            (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

            (ii) any Interest Period applicable to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

            (iii) any Interest Period that would otherwise end after the Commitment Expiry Date shall end on the Commitment Expiry Date; and

            (iv) notwithstanding clause (iii) above, no Interest Period applicable to a Eurodollar Loan shall have a duration of less than one month; and if any Interest Period applicable to such Loan would be for a shorter period, such Interest Period shall not be available hereunder.

      LOAN or LOANS.  Singly, any of, and collectively, all of, the Loans.

      LOAN ACCOUNT.  As defined in Section 2.3 hereof.

      LOAN REQUEST.  As defined in Section 2.2(a) hereof.

      MAXIMUM AMOUNT. With respect to the Borrower, and at the relevant time of reference thereto, an amount equal to the lesser of the following:

            (i)   until the Commitment Expiry Date, the Commitment Amount, or

            (ii) at all times, and when added to all other indebtedness of the Borrower then outstanding, 33-1/3% of the value of the total assets of the Borrower at such time, or

            (iii) the maximum amount the Borrower is permitted to borrow at such time under (a) applicable federal or state laws, statutes and regulations, including without limitation the asset coverage requirements of Section 18(a)(1) of the 1940 Act, (b) agreements (whether or not having the force of law) by the Borrower with federal, state, local or foreign governmental agencies, authorities or regulators, as more particularly described in
      Part 1 of SCHEDULE I hereto, as amended and in effect from time to time, and (c) limitations on borrowing adopted by the Borrower and described in its Registration Statement or elsewhere, as more particularly described in
      Part 2 of SCHEDULE I hereto, as amended and in effect from time to time.

      MONEY MARKET LOANS.  Loans bearing interest at a Money Market Rate.

      MONEY MARKET RATE.  The rate quoted by the Bank in its sole discretion
(it being understood that the Bank is under no obligation to quote such rate) to the Borrower as the fixed rate of interest at which it is willing to make a


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

"money market" loan to the Borrower in the amount and for the Interest Period to be applicable to the requested Loan.

      1940 ACT. The Investment Company Act of 1940, as amended.

      PROSPECTUS.  The Borrower's Prospectus dated April 15, 1988.

      REGISTRATION STATEMENT. The Registration Statement on Form N-2 filed by the Borrower with the Securities and Exchange Commission and amended as required, pursuant to the 1940 Act.

      REGULATION U. Regulation U promulgated by the Board of Governors of the Federal Reserve System, as in effect from time to time.

      Section 1.2. INTERPRETATION. All terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by generally accepted accounting principles in the United States ofd America, unless the context otherwise requires. Each reference herein to a particular person or entity (including, without limitation, the Bank) shall include a reference to the successors and permitted assigns of such person or entity. The words "herein", "hereof", "hereunder", and words of like import shall refer to this Agreement as a whole and not to any particular Section or subdivision of this Agreement.

      Section 2.  CREDIT FACILITY.

      Section 2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Agreement, the Bank agrees to make revolving loans ("LOANS") to the Borrower from time to time on any Business Day during the period from the date hereof to (but not including) the Commitment Expiry Date, as may be requested by the Borrower. Each Loan made by the Bank shall be in the principal amount stated in the applicable Loan Request, and shall be in a minimum amount of at least $1,000,000 and an integral multiple of $500,000 (or the balance of the unborrowed Commitment Amount), PROVIDED that at no time shall the aggregate outstanding principal amount of all Loans exceed the Commitment Amount; and PROVIDED, FURTHER that at no time shall the aggregate outstanding principal amount of all Loans exceed the Maximum Amount. Within the limits of the provisions of this Section 2.1, the Borrower may borrow, pay or prepay pursuant to Section 2.9 and (subject to availability, in the case of Money Market Loans) reborrow under this Section 2.1.

      Section 2.2. NOTICE AND MANNER OF BORROWING. All Loans shall be requested and funded in accordance with the procedures set forth below:

      (a) LOAN REQUESTS. Each request by the Borrower for a Loan hereunder shall be made by telephonic notice to the Bank (a "LOAN REQUEST") prior to 11:30 a.m., Boston time, on the Borrowing Date in the case of Base Rate Loans and Money
Market Loans, and three days prior to the Borrowing Date in the case of Eurodollar Loans. Each Loan Request shall be irrevocable and shall state (i) the principal amount of the requested Loan, (ii) the interest rate to be applicable thereto, and (iii) in the case of Eurodollar Loans and Money Market Loans, the Interest Period requested for such Loan (subject to the definition of Interest Period). Each Loan request shall also state the maximum amount the Borrower is then permitted to borrow hereunder, determined in accordance with the definition of Maximum Amount. Each Loan Request shall be made by a duly authorized representative of the Borrower, as specified by the Borrower in writing from time to time, and the Bank may rely upon any telephone request that it reasonably believes is made by such a representative. Each Loan Request shall promptly be followed by a written confirmation thereof, substantially in the form of EXHIBIT A hereto, PROVIDED that if such written confirmation differs in any material respect from the action of the Bank taken in good faith reliance upon such telephone request, the records of the Bank shall control absent manifest error.

      Each Loan Request made by the Borrower shall constitute a representation and warranty by the Borrower to the Bank that (i) the Loan requested thereby is permitted under the Borrower's Registration Statement; (ii) such Loan will not, when made, cause the aggregate outstanding principal amount of all Loans of the Borrower hereunder to exceed the Maximum Amount then in effect; (iii) the proceeds of such Loan will be used by the Borrower only in accordance with the provisions of Section 2.13 hereof, and (iv) all of the representations and warranties of the Borrower contained in Section 4 hereof are true and correct on and as of the date of such Loan Request and the date of such Loan as though made on and as of such dates.

      (b) FUNDING THE LOANS. The Bank shall make each Loan hereunder by depositing or wiring the proceeds thereof, on the same day in immediately available funds and at the Borrower's expense, to an account maintained on the Borrower's behalf by its Custodian in accordance with the wiring instructions set forth in SCHEDULE II hereto, as amended by the Borrower and in effect from time to time.

      Section 2.3. LOAN ACCOUNT. The Bank will maintain a separate account on its books for the Borrower (the "LOAN ACCOUNT") on which will be recorded, in accordance with the Bank's customary accounting practice, (a) all Loans made by the Bank to the Borrower, (b) all payments of such Loans made to the Bank, and
(c) all other charges and expenses properly chargeable to the Borrower hereunder. The debit balance of the Loan Account shall reflect the amount of the Borrower's indebtedness from time to time to the Bank hereunder and, in the absence of manifest error, constitute conclusive evidence of the indebtedness of the Borrower to the Bank hereunder.

      Section 2.4.  REDUCTION OF TERMINATION OF COMMITMENT AMOUNT.

      (a) Unless terminated earlier pursuant to the provisions of paragraphs (b) or (c) of this Section 2.4, the Bank's commitment to make Loans hereunder shall be in effect from the date of this Agreement through October 30, 1994.

      (b) Subject to Section 2.12 hereof, the Borrower may (i) at any time terminate this Agreement by giving written notice thereof to the Bank and repaying in full all obligations of the Borrower hereunder; or (ii) at any time on or prior to the Commitment Expiry Date, reduce the Commitment Amount in part in integral multiples of $1,000,000 by giving 30 Business Day's prior written notice thereof to the Bank and repaying the amount, if any, by which the aggregate unpaid principal amount of the Loans exceeds the then reduced Commitment Amount. Any such termination or reduction shall be accompanied by the payment of the Commitment Fee accrued to the date of such termination or reduction. Any such termination or reduction may be effected by the Borrower without penalty. No termination or reduction of the Commitment Amount shall be subject to reinstatement.

      (c) Upon the occurrence of an Event of Default (unless waived pursuant to Section 16 hereof), the Bank may terminate its commitment to make Loans hereunder by written notice to the Borrower, except a such written notice is not required by Section 6.1 hereof.

      (d) The date on which the Bank's commitment to make Loans hereunder terminates or is terminated pursuant to this Section 2.4 is sometimes herein referred to as the "COMMITMENT EXPIRY DATE."

      Section 2.5. REPAYMENT OF LOANS. Each Base Rate Loan shall mature and the principal amount thereof become due and payable in full on the Commitment Expiry Date. Each Eurodollar Loan or Money Market Loan shall mature and the principal amount thereof become due and payable on the last day of the applicable Interest Period.

      Section 2.6. COMMITMENT FEE. The Borrower agrees to pay to the Bank, for the period commencing on the date this Agreement is executed by the Bank and the Borrower and ending on the Commitment Expiry Date, a commitment fee (the "COMMITMENT FEE") computed at the rate of one quarter of one percent (1/4%) per annum of the average daily unused Commitment Amount, payable quarterly in arrears on the last day of each March, June, September and December and on the Commitment Expiry Date.

      Section 2.7.      INTEREST.

      (a) INTEREST RATE ON LOANS. Except as otherwise provided in Section 2.7(d) below, the outstanding principal amount of each loan shall bear interest until maturity at (i) the Base Rate, (ii) the Adjusted Eurodollar Rate plus 1.0%, or
(iii) the applicable Money Market Rate, as selected by the Borrower from time to time in its Loan Request. Interest accrued on each Base Rate Loan shall be paid by the Borrower on the last day of each calendar quarter and at the maturity of such loan (whether at stated maturity, by acceleration or otherwise). Interest accrued on each Eurodollar Loan and Money Market Loan shall be paid on the last day of the Interest Period applicable thereto (and if such Interest Period is greater than three months, on the date occurring three months from the first day of such Interest Period) and at the maturity of such Loan (whether at stated maturity, by acceleration or otherwise).

      (b) DURATION OF INTEREST PERIODS. Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to a Eurodollar Loan or Money Market Loan shall be as specified in the applicable Loan Request delivered pursuant to Section 2.2(a). The Borrower shall have the option to elect a subsequent Interest Period to be applicable to a Eurodollar Loan or Money Market Loan by giving notice of such election to the Bank received no later than 10:00 a.m. Boston time on the last day of the then applicable Interest Period if such Loan is to be continued as or converted to a Money Market Rate Loan and three Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a Eurodollar Loan.

      If the Bank does not receive a notice of election of duration of an Interest Period for a Eurodollar Loan or Money Market Loan within the applicable time limits specified therein, or if the Borrower shall have requested a Money Market Loan and such Loans shall not then be available, or if, when such notice must be given, a Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

      Notwithstanding the foregoing, the Borrower may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the Commitment Expiry Date.

      (c) OVERDUE PRINCIPAL AND INTEREST. Overdue principal and (to the extent permitted by applicable law) interest on each Loan and all other overdue amounts payable hereunder shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent above the greater of (i) the interest rate then in effect for such loan and (ii) the Base Rate, until such amount shall be paid in full (whether before or after judgment).

      (d) LIMITATION ON INTEREST. No provision of this Agreement shall require the payment or permit the collection of interest in excess of the rate then permitted by applicable law.

      Section 2.8.      PLACE AND MODE OF PAYMENTS; COMPUTATIONS.

      (a) Each payment made or caused to be made by the Borrower to the Bank under this Agreement shall be made directly to the Bank in United States Dollars at the Bank's Head Office ABA #011-000-390 Attention: Loretta Barrasso, Commercial Loan Services, not later than 2:00 p.m., Boston time, on the due date of each such payment, and in immediately available and freely transferable funds.

      (b) If any sum would, but for the provisions of this subsection (b), become due and payable to the Bank by the Borrower on any day that is not a Business Day, then such sum shall become due and payable on the next succeeding Business Day, and interest payable to the Bank under this Agreement shall be adjusted by the Bank accordingly.

      (c) All computations of interest and fees hereunder shall be made by the Bank on the basis of a 360-day year and paid for the actual number of days elapsed.

      (d) The Bank will determine the Base Rate in effect from time to time. Any change in the Base Rate shall, for all purposes of this Agreement, become effective on, and from the beginning of, the day on which such change shall first be announced or determined by the Bank in accordance with the Bank's customary banking practices.

      (e) Each payment by the Borrower under this Agreement shall be made without set-off or counterclaim and free and clear of and without deduction or withholding of any kind.

      Section 2.9.      OPTIONAL PREPAYMENTS; CERTAIN MANDATORY PREPAYMENTS.

      (a) The Borrower shall have the right at any time to repay any Base Rate Loans, in whole or in part, upon telephonic notice to the Bank of its intention to repay such Loan prior to 12:00 noon, Boston time, on the date such prepayment is to be made; PROVIDED, HOWEVER, that each such prepayment (except a prepayment in full) shall be made in an amount of $100,000 or an integral multiple thereof. Except as otherwise provided herein, Eurodollar Loans may only be prepaid on the last day of the applicable Interest Period, No Money Market Loans may be voluntarily prepaid.

      (b) Upon any reduction of the Commitment Amount pursuant to Section 2.4(b) hereof or otherwise, or if at any time the aggregate unpaid principal amount of Loans exceeds the Commitment Amount, the Borrower agrees to immediately prepay the amount of such excess, together with any amounts payable pursuant to Section
2.12 hereof.

      (c) If at any time the aggregate unpaid principal amount of Loans shall exceed the Maximum Amount, the Borrower shall immediately prepay the amount of such excess, together with any amounts payable pursuant to Section 2.12 hereof.

      (d) Upon each repayment or prepayment of any principal of any Loan pursuant to any of the provisions of this Agreement, the Borrower hereby absolutely and unconditionally promises to pay to the Bank, and there shall become absolutely due and payable on the date of each such repayment or prepayment, all of the unpaid interest accrued to such date on the amount of the principal of the Loan being repaid or prepaid on such date. Whenever any interest on and any principal of the Loans are paid simultaneously hereunder, the whole amount paid shall be applied first to interest then due and payable.

      2.10. CHANGED CIRCUMSTANCES.

      (a)   In the event that:

            (i) on any date on which the Adjusted Eurodollar Rate would otherwise be set the Bank shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the Interbank Offered Rate, or

            (ii) at any time the Bank shall have determined in good faith (which determination shall be final and conclusive) that:

            (A) the making or continuation of or conversion of any Loan to a Eurodollar Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market or (2) compliance by the Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

            (B) the Adjusted Eurodollar Rate shall no longer represent the effective cost to the Bank for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, in any such event, the Bank shall forthwith so notify the Borrower thereof. Until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Bank to allow selection by the Borrower of the type of Loan affected by the contingencies described in this
Section 2.10(a) (herein called "AFFECTED LOANS") shall be suspended. If at the time the Bank so notifies the Borrower, the Borrower has previously given the Bank a Loan Request with respect to one or more Affected Loans but such Loans have not yet gone into effect, such Loan Request shall be deemed to be void and the Borrower may borrow Loans of a non-affected type by delivering a substitute Loan Request pursuant to Section 2.2(a) hereof.

      Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.12, and may borrow a Loan of another type in accordance with Section 2.1 hereof by delivering a substitute Loan Request pursuant to Section 2.2(a) hereof.

      (b) In case any change in law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

            (i) subjects the Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Bank imposed by the United States of America or any political subdivision thereof), or

            (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Bank (other than such requirements as are already included in the determination of the Adjusted Eurodollar Rate), or

            (iii) imposes upon the Bank any other condition with respect to its performance under this Agreement.

and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank or impose any expense upon the Bank with respect to any Loans, the Bank shall notify the Borrower thereof. The Borrower agrees to pay to the Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

      Section 2.11. INCREASED CAPITAL REQUIREMENTS. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required to be maintained by the Bank or any corporation controlling the

Bank and the Bank determines that the amount of capital required is increased by or based upon the existence of the credit facilities established hereunder or any Loans made pursuant hereto, and such increase has or would have the effect of reducing the return on the Bank's equity to a level below that which the could have achieved (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming the full utilization of the Bank's capital) but for such law, rule, regulation, policy, guideline or directive, then the Bank shall notify the Borrower in writing of such fact. The Borrower agrees to pay the amount of such reduction as and when such reduction is determined, upon presentation by the Bank in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. In this connection, the Bank shall allocate such costs among its customers in good faith and on an equitable basis.

      Section 2.12. FUNDING LOSSES. If the Borrower for any reason makes any payment of principal with respect to a Eurodollar Loan or Money Market Loan on any date other than the scheduled maturity thereof, or fails to borrow or continue a Eurodollar Loan or a Money Market Loan after giving a Loan Request or continuation notice therefor, the Borrower shall reimburse the Bank for any resulting loss or expense incurred by it, including without limitation any loss reasonably incurred in obtaining, liquidating or employing of deposits from third parties. The Borrower shall pay the amount of such loss or expense upon presentation of a statement in the amount thereof and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

      Section 2.13. USE OF PROCEEDS. The proceeds of each Loan hereunder shall be used to leverage the Borrower's investment portfolio in accordance with the Registration Statement and applicable law and regulation. No portion of any Loan is to be used for the "purpose of purchasing or carrying" any "margin stock" in violation of the requirements set forth in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended. After applying the proceeds of the Loans hereunder, not more than 25% of the value of the assets of the Borrower that are subject to the provisions of
Section 5.11 hereof will be represented by "margin stock".

      Section 3.  CONDITIONS PRECEDENT.

      Section 3.1. CONDITIONS OF CLOSING. This Agreement shall become effective upon the receipt by the Bank of the following:

      (a) executed original counterparts of this Agreement, signed by each of the Bank and the Borrower;

      (b) certified copies of the Articles of Incorporation and bylaws of the Borrower;

      (c) certified copies of all documents relating to the due authorization and execution by the Borrower of this Agreement as the Bank may reasonably request, including, without limitation, all votes of the Board of Directors of the Borrower authorizing (i) the execution and delivery by the Borrower of this Agreement, (ii) its performance of all of its agreements and obligations under this Agreement, and (iii) the borrowings and other transactions contemplated by this Agreement;

      (d) an incumbency certificate, dated the date hereof, signed by the Secretary or Assistant Secretary of the Borrower setting forth the names and specimen signatures of each individual authorized to give notices, sign or act on behalf of the Borrower in connection with the transactions contemplated by this Agreement;

      (e) an opinion from Kirkpatrick & Lockhart, counsel to the Borrower, substantially in the form of EXHIBIT B attached hereto; and

      (f) such other documents as the bank shall have requested in order to comply with applicable rules and regulations promulgated by the Federal Reserve Board and other governmental and regulatory authorities.

      Section 3.2 CONDITIONS OF LOANS. The willingness of the Bank to make any Loan on a Borrowing Date shall be subject tot he satisfaction, at or before the time each such Loan is made, of the following conditions precedent (unless and to the extent that satisfaction of such conditions precedent or any of them is waived pursuant to Section 16 hereof):

      (a) The Bank shall have received a Loan Request from the Borrower as required by Section 2.2(a);

      (b) The representations and warranties contained in Section 4 of this Agreement and otherwise made by or on behalf of or with respect to the Borrower in connection with the transactions contemplated by this Agreement shall (except to the extent that such representations and warranties relate expressly to a specific date, and except tot he extent of changes resulting from the transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business that, singly or in the aggregate, do not materially adversely affect the Borrower or its business, assets, operations, prospects or its condition (financial or otherwise)), be true and correct at and as of such Borrowing Date;

      (c) There shall exist no Default or Event of Default upon the making of such Loan;

      (d) The Bank shall be satisfied that there has been no material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower since March 31, 1993; and

      (e) The making of such Loan shall not contravene any law, regulation, decree or order biding on the Borrower or the Bank, and the Bank shall have received all such certificates and documents in relation thereto as the Bank or the Bank's counsel shall have reasonably requested.

      Section 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank that:

      Section 4.1. ORGANIZATION, QUALIFICATION, ETC. The Borrower is duly organized and validly existing as a corporation under the laws of the State of Maryland and is duly qualified to do business in each other jurisdiction wherein the nature of its properties or its business requires such qualification and in which the failure to be so qualified could materially adversely affect the business, assets or condition (financial or otherwise) of the Borrower.

      Section 4.2. REGISTRATION UNDER 1940 ACT. The Borrower is registered as a closed-end management investment company under the 1940 Act.

      Section 4.3. AUTHORIZATION, ETC. The execution, delivery and performance by the Borrower of this Agreement are within the powers of the Borrower, have been duly authorized by all necessary and proper action on the part of the Borrower, and do not and will not (i) violate or contravene any provision of the Borrower's Articles of Incorporation or bylaws, or any amendment thereof, (ii) violate or contravene any provision of the Borrower's Prospectus or Registration Statement, (iii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property or assets of the Borrower under, any agreement, trust deed, indenture, mortgage or other instrument to which the Borrower is a party or by which the Borrower or any of its property or assets is bound or affected, or (iv) violate or contravene any provision or any material law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official.

      Section 4.4. BINDING EFFECT OF AGREEMENT, ETC. This Agreement and all the provisions hereof constitute the legally valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

      Section 4.5. APPROVALS, ETC. No authorization, approval, consent or other action by, and no action to or filing with, any shareholder or creditor of the Borrower, or governmental or regulatory agency or authority, is required to make valid and legally binding the execution, delivery and performance by the Borrower of this Agreement or the consummation by the Borrower of the transactions contemplated hereby, or the exercise by the Bank of its rights and remedies hereunder.

      Section 4.6. COMPLIANCE WITH OTHER INSTRUMENTS. The Borrower is in compliance with all investment policies and restrictions identified in its Prospectus and Registration Statement and is in compliance with all investment policies and Statement and is in compliance with all investment policies and restrictions applicable to it under Section 8(b). Section 13 and all other provisions of the 1940 Act. The Borrower is not in violation of any material provision of its Articles of Incorporation or bylaws, or any amendment thereof, or in default under any material indenture or agreement to which it is a party or by which it or any of its property or assets is bound, or in violation of any material applicable laws or orders, regulations, rulings, decrees or requirements of any court or governmental or regulatory agency or authority by which it or any of its property or assets is bound, which default or violation could have a material adverse effect on the business, assets, operations, prospectus or condition (financial or otherwise) of the Borrower.

      Section 4.7. LITIGATION. There are no pending or, to the best knowledge of the Borrower, threatened actions, suits, investigations or proceedings at law or in equity before any federal, state, local or foreign court, governmental or regulatory authority, agency, commission, board, bureau or instrumentality, or board of arbitration, against or affecting the Borrower or its right, title and interest in or to any of its properties or assets.

      Section 4.8. TAXES. The Borrower has made or filed all federal, state, local, foreign and other tax returns, reports and declarations required by any jurisdiction to which the Borrower is subject, and has paid all taxes and other assessments and charges shown or determined to be due on such returns, reports and declarations or pursuant to any matters raised by audits or for other reasons known to it, except those being contested in good faith by appropriate proceedings and as to which there have been set aside reserves adequate with respect to such tax, assessment or charge so contested. The Borrower has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the Borrower knows of no basis for any such claim.

      Section 4.9. FINANCIAL STATEMENTS; NO MATERIAL CHANGES. The Annual Report of the Borrower as of March 31, 1993, setting forth the Portfolio of Investments of the Borrower and a Statement of Assets and Liabilities as of the date of such Report, and Statement of Operations, Cash Flows and Changes in Net Assets of the Borrower for the period then ended, certified by Deloitte & Touche, and the Quarterly Report of the Borrower as of June 30, 1993, setting forth the Portfolio of Investments of the Borrower as of the date of such report, certified by management of the Borrower, copies of each f which have been furnished to the Bank, are complete and correct; and said Annual Report fairly presents the financial condition of the Borrower as of its date and the results of the operations of the Borrower for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. Since March 31, 1993, there has been no change in the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Borrower, that have been, in any case or in the aggregate, materially adverse.

      Section 4.10. NO DEFAULTS. No Default or Event of Default has occurred and is continuing.

      Section 4.11.     AFFILIATED PERSONS.

      (a) So far as appears from the records of the Borrower, neither the Bank nor, to the knowledge of the Borrower, any Affiliated Person of the Bank, individually or in the aggregate, owns, controls or holds with the power to vote, five percent or more of the outstanding voting securities of the Borrower;

      (b) Neither the Borrower nor, to the knowledge of the Borrower, any Affiliated Person of the Borrower, directly or indirectly, individually or in the aggregate, controls or, to the knowledge of the Borrower, after due inquiry, is controlled by or under common control with, the Bank or, to the knowledge of the Borrower, any Affiliated of the Bank;

      (c) Neither the Borrower, to the knowledge of the Borrower, any Affiliated Person of the Borrower, directly or indirectly, individually or in the aggregate, controls or, to the knowledge of the Borrower, after due inquiry, is controlled by or under common control with, the Bank or, to the knowledge of the Borrower, any Affiliated Person of the Bank;

      (d) No officer, director or employee of the Borrower or, to the knowledge of the Borrower, any Affiliated Person of the Borrower is an Affiliated Person of the Bank or, to the knowledge of the Borrower, any Affiliated Person of the Bank;

      (e) Except as described in SCHEDULE III hereto, as amended and in effect from time to time, the Borrower does not, directly or indirectly, own, controls, or hold with power to vote, five percent or more of the outstanding voting securities of any issuer; and

      (f) Except as described in SCHEDULE IV, as amended and in effect from time to time, to the knowledge of the Borrower, no person, directly or indirectly, owns, controls or holds with power to vote, five percent or more of the outstanding voting securities of the Borrower.

      Section 4.12. DISCLOSURE. Neither this Agreement nor any of the information concerning the Borrower submitted to the Bank in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made. Except as disclosed herein or in the Registration Statement, there is no fact known to the Borrower that materially adversely affects, or that, in the best judgment of the management of the Borrower, could in the future materially adversely affect, the assets, business, prospects, condition (financial or othewise) or operations of the Borrower.

      Section 5. COVENANTS. The Borrower covenants and agrees that, so long as any amounts are owing with respect to the Loans or otherwise under this Agreement, or if no such amount is owing, so long as the Bank shall have any commitment to make Loans hereunder as provided herein:

      Section 5.1. USE OF PROCEEDS. The Borrower shall use the punctually pay or cause to be paid principal and interest and all other sums due under this Agreement in accordance with the terms hereof.

      Section 5.3. TAXES, ETC. The Borrower (a) will file all federal, state, local, foreign and other tax returns, reports and declarations required by any jurisdiction to which the Borrower is subject on or before the due dates for the returns, reports and declarations, and (b) will pay and discharge, before the same shall become in arrears, all taxes, assessments and other governmental charges shown or determined to be due on such returns, reports and declarations, unless, and in any such case, the same is being contested in good faith by appropriate proceedings and an adequate reserve therefor has been established.

      Section 5.4. COMPLIANCE WITH LAW, ETC. The Borrower will comply in all material respects with (i) all applicable federal, state and local laws, rules, regulations and governmental or regulatory directives (whether or not having the force of law), and all orders, writs, judgments, injunctions, decrees or awards to which it may be subject; (ii) all of its investment policies and restrictions set forth in the Registration Statement or otherwise; and (iii) the provisions of its Articles of Incorporation and bylaws and all agreements and instruments by which it or any of its property or assets may be affected or bound.

      Section 5.5. COMPLIANCE WITH REGULATION U. The Borrower will, at any time and from time to time upon receipt of notice from the Bank, and at the Borrower's expense, promptly execute and deliver or file all additional instruments and documents, and take all further action, that may be necessary or desirable, or that the Bank may reasonably request, in order to fully comply with the requirements of Regulation U.

      Section 5.6. NOTICE OF CERTAIN EVENTS. The Borrower will give the Bank prompt written notice of:

      (a) any change in any federal, state or local law, rule or regulation or governmental or regulatory directive (whether or not having the force of law) materially adversely affecting the Borrower, or any of its property or assets, or affecting the Borrower's ability to repay the Loans and comply with terms of this Agreement;

      (b) any change in its agreements with governmental authorities or regulators or its investment policies or restrictions that would make any of the information set forth in SCHEDULE I hereto incorrect, incomplete or misleading in any material respect, and will prepare and submit to the Bank for attachment to this Agreement an amendment to SCHEDULE I reflecting such change;

      (c) any change in its portfolio or in the ownership of its outstanding voting securities that would, to the best of the Borrower's knowledge, make any of the information set forth in SCHEDULES III and IV hereto incorrect or incomplete in any material respect, and will prepare and submit to the Bank for attachment to this Agreement an amendment to SCHEDULE III or IV, as applicable, reflecting such change;

      (d) any material change in its method of business or in the Registration Statement (it being understood that any change in the investment restrictions and limitations on indebtedness applicable to the Borrower shall constitute material changes);

      (e) the commencement of any litigation or any administrative, regulatory or arbitration proceeding or investigation to which the Borrower may hereafter become a party that may involve any material risk of any material final judgment or liability not adequately covered by insurance or that may otherwise result in any material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower; and

      (f) the occurrence of any Default or Event of Default.

      Section 5.7. TOTAL VALUE OF ASSETS, ETC. The Borrower will, at any time and from time to time during normal business hours, notify the Bank by telephone or in writing, as requested by the Bank, of the total asset value of its portfolio securities and the net asset value of the Borrower's securities, and any changes in any of such values, in each case as most recently calculated.

      Section 5.8. REPORTS, ADDITIONAL INFORMATION, ETC. The Borrower will cause the appropriate party to furnish to the Bank:

      (a) as soon as available, and not later than 90 days after the end of each fiscal year of the Borrower, the Annual Report of the Borrower, including audited financial statements certified by Deloitte & Touche or other independent public accountants of national standing, setting forth the Portfolio of Investments and the Statement of Assets and Liabilities of the Borrower, each as of the end of such fiscal year, and including Statements of Operations, Cash Flows and Changes in Net Assets of the Borrower for the fiscal period then ended;

      (b) as soon as available, and not later than 60 days after the end of each fiscal quarater of the Borrower, a Quarterly Report prepared by the Borrower, setting forth the Portfolio of Investments of the Borrower as of such date;

      (c) on request, and in any event not later than 45 days after the end of each fiscal quarter of the Borrower, a trial balance sheet as of the last day of such quarter, and a list of all investments as of such date, certified by the principal financial officer of the Borrower;

      (d) at the same times as such reports are furnished to the Borrower's shareholders, any additional reports required by Section 30(d) of the 1940 Act;

      (e) upon request by the Bank, within 10 Business Days after the issuance thereof, copies of all other regular and periodic reports and any other reports that the Borrower may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor; and

      (f) such other information with respect to the financial standing and history or the business, property, assets or prospects of the Borrower as the Bank may, at any time and from time to time, reasonably request.

      Section 5.9. FURTHER ASSURANCES. The Borrower will, at any time and from time to time, execute and deliver such additional instruments and take such further action as the Bank may reasonably request to carry out to the Bank's satisfaction the transactions contemplated by this Agreement.

      Section 5.10. PROHIBITED AFFILIATIONS. (a) The Borrower will not, directly or indirectly, own, control, or hold with power to vote, five percent or more of the outstanding voting securities of the Bank or any Affiliated Person of the Bank known to the Borrower to be such an Affiliated Person;

      (b) the Borrower will use its best efforts to ensure that it will not, directly or indirectly, control the Bank or any Affiliated Person of the Bank known to the Borrower to be such an Affiliated Person; and

      (c) the Borrower will use its best efforts to ensure that none of its officers, directors, or employees is or becomes an Affiliated Person of the Bank or any Affiliated Person of the Bank known to the Borrower to be such an Affiliated Person.

      Section 5.11. NEGATIVE PLEDGE ON ASSETS. The Borrower will not create or permit to exist any lien or encumbrance upon any of its property or assets in favor of any person or entity other than the Bank; PROVIDED that the Borrower may create such liens as are necessary in connection with a secured letter of credit opened by the Borrower in connection with the Borrower's directors' and officers' errors and omissions liability insurance policy and may create any liens in connection with the payment of initial and variation margin in connection with authorized futures transactions and collateral arrangements with respect to options, futures contracts, options on futures contracts, when-issued or delayed delivery securities or other authorized investments.

      Section 6.  EVENTS OF DEFAULT; ACCELERATION.

      Section 6.1. EVENTS OF DEFAULT; ACCELERATION. In any of the following events ("EVENTS OF DEFAULT" or, in the giving of notice or the lapse of time or both is required, then, prior to such notice and/or lapse of time, "DEFAULTS") shall occur:

      (a) if the Borrower shall fail to pay any principal of any Loan outstanding to it hereunder when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

      (b) if the Borrower shall fail to pay any interest on any Loan outstanding to it when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue unremedied promptly after notice and in any event within for three Business Days;

      (c) if the Borrower shall fail to pay its Commitment Fee when the same shall become due and payable, and such failure shall continue unremedied for three Business Days;

      (d) if the Borrower shall fail to perform, discharge, observe or comply with any of the terms, covenants and agreements contained in Section 5.1, 5.6(f), 5.7, 5.10 or 5.11;

      (e) if the Borrower shall fail to perform, discharge, observe or comply with any of the terms, covenants and agreements contained herein (other than those specified in paragraphs (a), (b), (c), and (d) of this Section 6.1), and such failure shall continue unremedied for 30 days after written notice of such failure has been given to the Borrower by the Bank;

      (f) if any representation or warranty of the Borrower contained in this Agreement or any other document or instrument delivered by the Borrower pursuant to or in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made or deemed to have been made;

      (g) if the Borrower shall fail in the performance or the payment, at maturity or within an applicable period of grace, of any obligation contained in any agreement or instrument evidencing any other indebtedness with respect to borrowed money or credit received, or any mortgage, pledge, agreement, indenture or other agreement relating thereto, for such period of time as would, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

      (h) if the Borrower makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee (in bankruptcy) or other custodian, liquidator or receiver of the Borrower or of any substantial part of the property or assets of the Borrower or commences any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action or authorize or in furtherance of any of the foregoing;

      (i) if any such petition or application is filed or any such case or other proceeding is commenced against the Borrower and the Borrower indicates its approval thereof, consent thereto or acquiescence therein or an order for relief or appointing any such trustee (in bankruptcy), custodian, liquidator or receiver is entered adjudicating the Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, and such order remains unstayed and in effect for more than 60 days, whether or not consecutive;

      (j) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against the Borrower that, with other outstanding final judgments undischarged against the Borrower, (i) exceeds, in the aggregate, $25,000 or (ii) shall have a materially adverse effect upon the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower; or

      (k) if there shall occur a material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower;

then and in any such event and subject to the PROVISO at the end of this Section 6.1, the Bank may by written notice to the Borrower declare (i) the obligation of the Bank to make Loans to the Borrower to be terminated, whereupon the same shall terminate, (ii) the Loans of the Borrower, all interest thereon and all other amounts payable by the Borrower under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest and all such other amounts shall become and be forthwith due and payable without presentment, demand, protest or notice (other than as required above), all of which are expressly waived by the Borrower, PROVIDED that upon the occurrence of any of the events specified in paragraphs (h) or (i) of this Section 6.1, such termination of the obligations to make Loans and acceleration of the maturity of the Loans shall occur automatically and without any action by the Bank. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Bank shall have accelerated the maturity of the Loans of the Borrower pursuant to the foregoing, the Bank may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any instrument pursuant to which the obligations of the Borrower to the Bank hereunder are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank hereunder. No remedy conferred upon the Bank herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

      Section 7. SET-OFF. Any deposits, balances or other sums credited by or due from the Bank to the Borrower hereunder may be, at any time from time to time, set-off and applied by the Bank, in such order as the Bank in its sole discretion may determine, against the payment of all or any part of the obligations of the Borrower hereunder then due and payable and any other liabilities, direct or indirect, absolute or contingent, now existing or hereafter arising, of the Borrower then due and payable to the Bank hereunder. The Bank agrees promptly to notify the Borrower of such set-off or application, PROVIDED that the failure to give such notice shall not affect the validity of such set-off or application.

      Section 8. EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Bank upon demand for all reasonable expenses, including but not limited to reasonable attorneys' fees and disbursements (and the allocated costs of in-house counsel for the Bank), incurred or expended in connection with the preparation or interpretation of this Agreement or any amendment hereof, or with the enforcement of any obligations or the satisfaction of any indebtedness of the Borrower hereunder, or in connection with any litigation, proceeding or dispute hereunder in any way related to the Bank's relationship hereunder.

      Section 9. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein or in any documents or other papers delivered by, or on behalf of, the Borrower pursuant hereto shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Bank of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement remains outstanding and unpaid or the Bank has obligation to make any Loans hereunder. All statements contained in any certificate, document or other paper delivered by any authorized person to the Bank at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

      Section 10. INDEMNIFICATION. (a) The Borrower agrees to indemnify and hold harmless the Bank from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or the transactions evidenced hereby; PROVIDED that the Bank shall have no right to be indemnified hereunder with respect to any such claims, actions, suits, liabilities, losses, damages and expenses to the extent arising as a result of its own gross negligence, willful misconduct or bad faith; and PROVIDED, FURTHER that the Borrower shall not be liable for any settlement, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claim, action, suit, liability, loss, damage or expense effected without the consent of the Borrower. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the Bank shall promptly notify the Borrower of any such claim, and the Borrower shall have the right to direct and control the defense of such claim or any litigation based thereon at its own expense through counsel of its own choosing.

      (b) The Bank agrees to indemnify and hold harmless the Borrower from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or the transactions evidenced hereby; PROVIDED that the Borrower shall have no right to be indemnified hereunder with respect to any such claims, actions, suits, liabilities, losses, damages and expenses to the extent arising as a result of its own gross negligence, willful misconduct or bad faith; and PROVIDED, FURTHER that the Borrower shall not be liable for any settlement, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claim, action, suit, liability, loss, damage or expense effected without the consent of the Bank. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the Borrower shall promptly notify the Bank of any such claim, and the Bank shall have the right to direct and control the defense of such claim or any litigation based thereon at its own expense through counsel of its own choosing.

      Section 11. PARTIES IN INTEREST; PARTICIPATIONS. All the terms of this Agreement shall be binding upon the inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED that the Borrower may not assign or transfer its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may, with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed), assign or transfer to any other person or entity, all or any part of, or without such consent, grant loan participations therein; PROVIDED that in all cases other than the case of the sale of loan participations, the Bank shall give the Borrower prompt written notice thereof, and PROVIDED, FURTHER that the Borrower shall make payment of all amounts due and payable hereunder and deliver such documents as are required hereunder to the Bank until such time as it is notified in writing to do otherwise.

      Section 12. NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be delivered by hand, by accepted express mail service, postage prepaid, or sent by telex or facsimile transmission and confirmed by letter, addressed as follows:

            (a) if to the Borrower, c/o Wellington Management Company, 75 State Street, Boston, Massachusetts 02109 Attention: Peter B. Culman or at such other address for notice as the Borrower shall last have furnished in writing to the Bank; or

            (b) if to the Bank, to the address set forth in the preamble of this Agreement, Attention: Carol A. Clark, Managing Director, or at such other address for notice as the Bank shall last have furnished in writing to the Borrower.

Any such notice shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to a responsible officer of the party to which it is directed, at the time of receipt thereof by such officer, (b) if sent by accepted express mail service, postage prepaid, one Business Day after posting thereof, and (c) if sent by facsimile transmission or telex, at the time of receipt of any automatic answer-back or other similar acknowledgment of receipt thereof.

      Section 13. MISCELLANEOUS. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts and shall for all purposes be construed in accordance with and governed by the laws of said Commonwealth. The rights and remedies herein expressed are cumulative and not exclusive of any other rights that the Bank or the Borrower, as the case may be, would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

      Section 14. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party hereto or to any person or entity or circumstance is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof or thereof or the application thereof to any other party hereto or to any other person or entity or circumstance.

      Section 15. ENTIRE AGREEMENT, ETC. This Agreement, together with any of the documents executed in connection herewith, express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in Section 16 hereof.

      Section 16. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Bank may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default or any condition or term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to the Borrower shall
entitle  the   Borrower  to  other  or  further   notice  in  similar  or  other
circumstances.

      Section 17. WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH

A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANK AND THE BORROWER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANK NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGARPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement tro be duly executed as an instrument under seal by its duly authorized officer as of the date first written above.

                                    THE HIGH YIELD PLUS FUND, INC.

                                    By:
                                        --------------------------------------
                                    Title:

                                    THE FIRST NATIONAL BANK OF BOSTON

                                    By:
                                        --------------------------------------
                                          Vice President

                                                                      SCHEDULE I
                                                                      ----------


                         THE HIGH YIELD PLUS FUND, INC.

                  LIMITATIONS ON BORROWING AND PLEDGING ASSETS


Part 1.                Agreements with Regulators:
                       ---------------------------




Part 2.                Limitations on Borrowing Contained in Registration
                       --------------------------------------------------
                       Statement:
                       ----------

                       The Borrower's Registration Statement provides as follows:

                       "The Fund intends from time to time, at the Investment Adviser's discretion, to obtain investment leverage through bank or other borrowing of up to 33 1/3% of the Fund's total assets (including the amount borrowed), less all liabilities and indebtedness other than the bank or other borrowing. This is equivalent to borrowing up to 50% of the value of the Fund's net assets. Subject to such limitations as may be specified in applicable margin regulations of the Board of Governors of the Federal Reserve System, the Fund may engage in such borrowing by issuing commercial paper or notes or other evidence of indebtedness, secured by pledge or otherwise.

                       The Fund will have asset coverage (as defined in the 1940
                       Act) of not less than 300% with respect to any borrowings for investment leverage purposes when made. This allows the Fund to borrow for investment purposes an amount equal to as much as 50% of the value of its net assets. The Fund may not, however, repurchase any of its outstanding shares or pay a dividend unless the Fund will have asset coverage of not less than 300% with respect to such borrowings upon completion of the repurchase or payment of the dividend."

                                                                     SCHEDULE II
                                                                     -----------


                         THE HIGH YIELD PLUS FUND, INC.


                               WIRING INSTRUCTIONS
                               -------------------










                       State Street Bank and Trust Company
                                Boston, MA 02101
                                 ABA # 011000028
                                 DDA # 32321754
                     Reference: High Yield Plus Fund, #1968

                                                                    SCHEDULE III
                                                                    ------------



                         THE HIGH YIELD PLUS FUND, INC.





     ISSUERS 5% OR MORE OF WHOSE OUTSTANDING VOTING SECURITIES ARE
                      OWNED OR CONTROLLED BY THE BORROWER






                                                % of Voting Securities
Name of Issuer                                      Owned by Borrower
--------------                                      -----------------


NONE

                                                                       EXHIBIT A
                                                                       ---------


                                  LOAN REQUEST


     I, ______________________________, ________________________ of THE HIGH
YIELD PLUS FUND, INC., (the "Borrower"), acting pursuant to Section 2.2 of the Credit Agreement dated as of October 31, 1993 by and between The First National Bank of Boston (the "Bank") and the Borrower (the "Agreement"), do hereby certify to the Bank as follows:


     1. The Borrower has requested that the Bank make a Loan (as defined in the Agreement) in the principal amount of $___________ on the date hereof (the "Requested Loan") to mature on ________________ and to bear interest at the [Adjusted Eurodollar Rate plus 1%] [Money Market Rate of _____%] [Base Rate].

     2. On the date hereof, the total asset value of the Borrower's portfolio securities is $________________; the net asset value of the Borrower's portfolio is $_______________; and the total value of the unencumbered assets in the Borrower's portfolio is $_________________________________.

     3. The total principal amount outstanding of all Loans made pursuant to the Agreement is __________________________ on the date hereof prior to the borrowing of the Requested Loans.

     4. The Maximum Amount (as defined in the Agreement) for the Borrower, being the maximum amount the Borrower is authorized to borrow under the Agreement on the date hereof, is $_________________________________.

     5. Except as described on attached Schedule III hereto, the Borrower does not directly or indirectly own, control or hold with power to vote, 5% or more of the outstanding voting securities of any issuer.

     6. The representations and warranties set forth in Section 4 of the Agreement are true and correct as of the date hereof as though made on and as of the date hereof.

            IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of ___________, 19__.

                                          THE HIGH YIELD PLUS FUND, INC.


                                          By: _____________________________

                                          Title:

                                                                       EXHIBIT B

                             KIRKPATRICK & LOCKHART
                            South Lobby - 9th Floor
                              1800 M Street, N.W.
                          Washington, D.C. 20036-5891
                                  -----------
                            Telephone (202) 778-9000
                             Telex 440209 KL DC UI
                            FACSIMILE (202) 778-9100


Arthur J. Brown
(202) 778-9046

                                October 31, 1993



The First National Bank of Boston
100 Federal Street
Boston, MA 02110

         RE: Credit Agreement dated as of October 31, 1993 by and between The First National Bank of Boston and The High Yield Plus Fund, Inc.

Gentlemen:

         We are counsel to The High Yield Plus Fund, Inc. (the "Borrower") and have represented the Borrower in connection with the preparation, execution and delivery of the Credit Agreement dated as of October 31, 1993 (the "Agreement") between The First National Bank of Boston (the "Bank") and the Borrower. We are rendering this opinion to you pursuant to section 3.1(e) of the Credit Agreement. All terms not defined herein and defined in the Agreement shall have the same meanings herein as in the Agreement.

         We have examined executed counterparts of the Agreement and originals, or copies, the authenticity of which has been established to our satisfaction, of such other documents, corporate records, agreements and instruments and certificates of public officials and officers of the Borrower as we have deemed necessary as the basis for the opinions herein expressed. As to the questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Borrower.

         Based on the foregoing and having regard for legal considerations as we have deemed relevant, and subject to the limitations and qualifications below, it is our opinion that:

         1. The Borrower is duly organized and validly existing under the laws of the State of Maryland and is duly qualified to do business in each other jurisdiction wherein the nature of its properties or its business requires such qualification and in which the failure to be so qualified may reasonably be expected to materially adversely affect the business, assets or condition (financial or otherwise) of the Borrower.

The First National Bank of Boston
October 31, 1993
Page 2


         2. The Borrower is registered as a closed-end management investment company under the 1940 Act.

         3. The execution, delivery and performance by the Borrower of the Agreement are within the corporate powers of the Borrower, have been duly authorized by all necessary and proper action on the part of the Borrower, and do not and will not (i) violate or contravene any provision of the Borrower's Articles of Incorporation or bylaws, as amended and in effect on the date hereof, (ii) violate or contravene any provision of the Borrower's Registration Statement, (iii) to our knowledge, conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property or assets of the Borrower under, any agreement, trust deed, indenture, mortgage or other instrument to which the Borrower is a party or by which the Borrower or any of the property or assets of the Borrower is bound or affected, or (iv) to our knowledge, violate or contravene any provision of any material law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official.

         4. The Agreement has been duly executed and delivered by the Borrower. We know of no reason why the choice of law provisions of the Agreement, which set forth Massachusetts law as the governing law, would not be enforced by the courts of the state of Maryland, as agreed upon by the parties. However, if the law of the state of Maryland is deemed to be the governing law, the Agreement and all of the terms and provisions thereof are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally, except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought, and except as rights to indemnification may be limited by applicable law or equitable principles or may otherwise be unenforceable as against public policy.

         5. No authorization, approval, consent, or other action by, and no notice to or filing with, any shareholder or creditor of the Borrower, or governmental or regulatory agency or authority, is required to make valid and legally binding the execution, delivery and performance by the Borrower of the Agreement or the consummation by the Borrower of the transactions contemplated by the Agreement, or the exercise by the Bank of its rights and remedies thereunder.

The First National Bank of Boston
October 31, 1993
Page 3



         6. To our knowledge, there are no pending or threatened actions, suits, investigations or proceedings at law or in equity before any federal or state court, governmental or regulatory authority, agency, commission, board, bureau or instrumentality, or board of arbitration, against or affecting the Borrower or its right, title and interest in or to any of its properties or assets an adverse decision in which could materially and adversely affect the financial condition or business of the Borrower.

         This letter and the opinions expressed herein are being furnished solely for your information and may not be relied upon by any other person without our prior written consent.

         Whenever a statement herein is qualified by the phrase "to our knowledge," or words of similar import, it is intended to indicate that, during the course of our representation of the Borrower, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered legal services in connection with the representation described in the introductory paragraph of this opinion letter. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Borrower.

                                Very truly yours,


                                /s/ Kirkpatrick & Lockhart
                                --------------------------
                                KIRKPATRICK & LOCKHART